EXHIBIT 99.1
For Immediate Release

American Axle & Manufacturing Reports
Second Quarter 2011 Earnings of $0.65 Per Share

Raises Full-Year 2011 Sales and Earnings Outlook

Detroit, Michigan, July 29, 2011 -- American Axle & Manufacturing Holdings, Inc. (AAM), which is traded as AXL on the NYSE, today reported its financial results for the second quarter of 2011.

Second Quarter 2011 Results

•	Second quarter 2011 sales of $686.2 million, up 23% from the second quarter of 2010

•	Non-GM sales in the quarter grew approximately 35% on a year-over-year basis to $182.7 million

•	Gross profit of $130.5 million, or 19.0% of sales

•	Operating income of $71.7 million, or 10.4% of sales

•	Net income of $49.2 million, or $0.65 per share

•	EBITDA (earnings before interest, taxes, depreciation and amortization) of $104.4 million, or 15.2% of sales

•	Net cash provided by operating activities of $115.5 million

•	Free cash flow (net cash provided by operating activities less capital expenditures net of proceeds from the sale of equipment) of $81.7 million

AAM's results in the second quarter were net earnings of $49.2 million or $0.65 per share. This compares to net earnings of $25.4 million or $0.34 per share in the second quarter of 2010.

“AAM is pleased to report strong sales, earnings and cash flow results in the second quarter of 2011,” said AAM's Co-Founder, Chairman of the Board and Chief Executive Officer, Richard E. Dauch. “AAM continues to benefit from increased production volumes across many of our major product programs and sustained improvements in capacity utilization and fixed cost burdens. As a result of these favorable trends, we are again increasing AAM's full year 2011 sales and earnings outlook, with sales now expected to range from $2.5 billion to $2.6 billion.”

Net sales in the second quarter of 2011 increased approximately 23% to $686.2 million as compared to $559.6 million in the second quarter of 2010. On a sequential basis, net sales in the second quarter of 2011 increased approximately 6% as compared to the first quarter of 2011.

Customer production volumes for the major North American light truck and SUV programs that AAM currently supports for GM, Chrysler and Nissan were up approximately 15% in the second quarter of 2011 as compared to the second quarter of 2010.

AAM's content-per-vehicle is measured by the dollar value of its product sales supporting our customers' North American light truck and SUV programs. In the second quarter of 2011, AAM's content-per-vehicle increased approximately 7% to $1,504 as compared to $1,408 in the second quarter of 2010.

AAM's net sales of $1.33 billion in the first half of 2011 increased approximately 23%, as compared to $1.08 billion in the first half of 2010.

Non-GM sales in the first half of 2011 increased approximately 39% on a year-over-year basis to $361.1 million or 27% of AAM's total sales, up from 24% of total sales in the first half of 2010.

AAM's gross profit in the second quarter of 2011 increased $31.6 million on a year-over-year basis to $130.5 million as compared to $98.9 million in the second quarter of 2010. Gross margin improved to 19.0% in the quarter as compared to 17.7% in the second quarter of 2010. On a sequential basis, gross profit in the quarter increased approximately 13% as compared to the first quarter of 2011.

AAM's gross profit of $245.9 million in the first half of 2011 increased by nearly $60 million, or 32%, as compared to $186.2 million in the first half of 2010. Gross margin improved to 18.5% in the first half of 2011 as compared to 17.2% in the first half of 2010.

AAM's SG&A spending in the second quarter of 2011 was $58.8 million as compared to $48.5 million in the second quarter of 2010. AAM's R&D spending (which in 2011 includes costs related to the e-AAM joint venture for the development of electric all-wheel-drive and hybrid driveline applications for passenger cars and crossover vehicles) increased by approximately $8.7 million in the second quarter of 2011 on a year-over-year basis to $27.3 million as compared to $18.6 million in the second quarter of 2010.

In the first half of 2011, AAM's SG&A spending was $115.5 million as compared to $93.8 million in the first half of 2010. AAM's R&D spending increased approximately $16 million in the first half of 2011 on a year-over-year basis to $53.6 million as compared to $37.7 million in the first half of 2010.

AAM's operating income in the second quarter of 2011 increased $21.3 million on a year-over-year basis to $71.7 million as compared to $50.4 million in the second quarter of 2010. Operating margin improved to 10.4% in the quarter as compared to 9% in the second quarter of 2010. On a sequential basis, operating income in the quarter increased approximately 22% as compared to the first quarter of 2011.

AAM's operating income in the first half of 2011 increased by approximately $40 million, or 41% to $130.4 million, as compared to $92.4 million in the first half of 2010. Operating margin improved to 9.8% in the first half of 2011 as compared to 8.5% in the first half of 2010.

AAM defines EBITDA to be earnings before interest, taxes, depreciation and amortization. AAM's EBITDA in the second quarter of 2011 was $104.4 million, or 15.2% of sales. In the first half of 2011, AAM's EBITDA was $199.4 million, or 15.0% of sales.

AAM defines free cash flow to be net cash provided by (or used in) operating activities less capital expenditures net of proceeds from the sale of equipment. Net cash provided by operating activities in the second quarter of 2011 was $115.5 million. Capital spending, net of proceeds from the sale of equipment for the second quarter of 2011 was $33.8 million. Reflecting the impact of this activity, AAM generated $81.7 million of positive free cash flow in the second quarter of 2011.

In the second quarter of 2010, AAM generated $68.1 million of positive free cash flow.

As of June 30, 2011, AAM's total available liquidity was approximately $595 million, consisting of available cash and committed borrowing capacity on AAM's amended and restated revolving credit facility.

AAM's Updated 2011 Outlook:

Based on updated customer production schedules and other pertinent information, AAM is again raising its full year 2011 sales and earnings outlook, with sales now expected to range from $2.5 billion to $2.6 billion. AAM's updated 2011 outlook is based on the anticipated launch schedule for AAM's new business backlog, the continued recovery in market demand for full-size pickups and SUVs and the assumption that the U.S. Seasonally Adjusted Annual Rate (“SAAR”) of light vehicle sales will approximate 13.0 million vehicle units in 2011.

AAM expects to be profitable and generate adjusted earnings before interest expense, income taxes and depreciation and amortization (Adjusted EBITDA) in the range of 14.5% - 15.0% of sales in 2011. For purposes of calculating Adjusted EBITDA, AAM excludes the impact of special charges and restructuring costs, including debt refinancing costs and expenses related to the closure of the Detroit Manufacturing Complex.

In the first half of 2011, AAM incurred $3.1 million of debt refinancing and redemption costs.

The Detroit Manufacturing Complex is expected to close on or after February 26, 2012, the expiration of AAM's current collective bargaining agreement with the International UAW. AAM currently expects to incur approximately $15 million - $20 million of expenses related to the closure of the Detroit Manufacturing Complex beginning in the second half of 2011 and continuing through the first half of 2012, including costs to relocate assets from the Detroit Manufacturing Complex to other market competitive AAM facilities in the state of Michigan.

A conference call to review AAM's second quarter 2011 results is scheduled today at 10:00 a.m. ET. Interested participants may listen to the live conference call by logging onto AAM's investor web site at http://investor.aam.com or calling (877) 278-1452 from the United States or (973) 200-3383 from outside the United States. A replay will be available from Noon ET on July 29, 2011 until 5:00 p.m. ET August 5, 2011 by dialing (800) 642-1687 from the United States or (706) 645-9291 from outside the United States. When prompted, callers should enter conference reservation number 81986956.

Non-GAAP Financial Information

In addition to the results reported in accordance with accounting principles generally accepted in the United States of America (GAAP) included within this press release, AAM has provided certain information, which includes non-GAAP financial measures. Such information is reconciled to its closest GAAP measure in accordance with the Securities and Exchange Commission rules and is included in the attached supplemental data.

Management believes that these non-GAAP financial measures are useful to both management and its stockholders in their analysis of the Company's business and operating performance. Management also uses this information for operational planning and decision-making purposes.

Non-GAAP financial measures are not and should not be considered a substitute for any GAAP measure. Additionally, non-GAAP financial measures as presented by AAM may not be comparable to similarly titled measures reported by other companies.

AAM is a world leader in the manufacture, engineering, design and validation of driveline and drivetrain systems and related components and modules, chassis systems and metal-formed products for trucks, sport utility vehicles, passenger cars and crossover utility vehicles.  In addition to locations in the United States (Indiana, Michigan, New York, Ohio, and Pennsylvania), AAM also has offices or facilities in Brazil, China, Germany, India, Japan, Luxembourg, Mexico, Poland, South Korea, Sweden, Thailand and the United Kingdom.

Certain statements contained in this press release are “forward-looking statements” and relate to the Company's plans, projections, strategies or future performance. Such statements, made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, are based on our current expectations, are inherently uncertain, are subject to risks and should be viewed with caution. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made and/or management's good faith belief as of that time with respect to future events and are subject to risks and may differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to: global economic conditions; our ability to comply with the definitive terms and conditions of various commercial and financing arrangements with GM; reduced purchases of our products by GM, Chrysler or other customers, including as a result of supply shortages related to the events in Japan; reduced demand for our customers' products (particularly light trucks and SUVs produced by GM and Chrysler); availability of financing for working capital, capital expenditures, R&D or other general corporate purposes, including our ability to comply with financial covenants; our customers' and suppliers' availability of financing for working capital, capital expenditures, R&D or other general corporate purposes; our ability to achieve cost reductions through ongoing restructuring actions; our ability to achieve the level of cost reductions required to sustain global cost competitiveness; our ability to maintain satisfactory labor relations and avoid future work stoppages; our ability, our suppliers' ability and our customers' ability to avoid supply shortages as a result of recent events in Japan or otherwise; our suppliers', our customers' and their suppliers' ability to maintain satisfactory labor relations and avoid work stoppages; additional restructuring actions that may occur; our ability to continue to implement improvements in our U.S. labor cost structure; supply shortages or price increases in raw materials, utilities or other operating supplies; our ability to consummate and integrate acquisitions and joint ventures; our ability or our customers' and suppliers' ability to successfully launch new product programs on a timely basis; our ability to realize the expected revenues from our new and incremental business backlog; our ability to attract new customers and programs for new products; our ability to develop and produce new products that reflect market demand; lower-than-anticipated market acceptance of new or existing products; our ability to respond to changes in technology, increased competition or pricing pressures; price volatility in, or reduced availability of, fuel; adverse changes in laws, government regulations or market conditions affecting our products or our customers' products (such as the Corporate Average Fuel Economy (“CAFE”) regulations); risks inherent in our international operations (including adverse changes in political stability, taxes and other law changes, potential disruption of production and supply, and currency rate fluctuations); liabilities arising from warranty claims, product liability and legal proceedings to which we are or may become a party; changes in liabilities arising from pension and other postretirement benefit obligations; risks of noncompliance with environmental regulations or risks of environmental issues that could result in unforeseen costs at our facilities; our ability to attract and retain key associates; other unanticipated events and conditions that may hinder our ability to compete. For additional discussion, see “Risk factors” in our most recent 10K filing.

It is not possible to foresee or identify all such factors and we assume no obligation to update any forward-looking statements or to disclose any subsequent facts, events or circumstances that may affect their accuracy.

# # #
For more information...

Christopher M. Son	David Tworek
Director, Investor Relations,	Manager, Communications
Corporate Communications and Marketing	(313) 758-4883
(313) 758-4814	david.tworek@aam.com
chris.son@aam.com

Or visit the AAM website at www.aam.com.

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June, 30
	2011	2010	2011	2010
	(in millions, except per share data) (in millions, except per share data)

Net sales	$686.2	$559.6	$1,331.8	$1,081.5

Cost of goods sold	555.7	460.7	1,085.9	895.3

Gross profit	130.5	98.9	245.9	186.2

Selling, general and administrative expenses	58.8	48.5	115.5	93.8

Operating income	71.7	50.4	130.4	92.4

Interest expense	(20.5)	(22.6)	(41.8)	(45.3)

Investment income	0.3	0.6	0.6	1.0

Debt refinancing and redemption costs	(3.1)	—	(3.1)	—

Other income (expense), net	(0.7)	(0.7)	0.3	(2.2)

Income before income taxes	47.7	27.7	86.4	45.9

Income tax expense	(0.2)	2.4	1.9	4.4

Net income	47.9	25.3	84.5	41.5

Net loss attributable to the noncontrolling interests	1.3	0.1	2.4	0.2

Net income attributable to AAM	$49.2	$25.4	$86.9	$41.7

Diluted earnings per share	$0.65	$0.34	$1.15	$0.56

Diluted shares outstanding	75.4	74.5	75.4	74.5

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	June 30, 2011	December 31, 2010
	(In millions)
ASSETS

Current assets
Cash and cash equivalents	$250.3	$244.6
Accounts receivable, net	199.0	146.6
Inventories, net	148.5	130.3
Prepaid expenses and other	80.8	80.6
Total current assets	678.6	602.1

Property, plant and equipment, net	960.4	936.3
GM postretirement cost sharing asset	240.5	244.4
Goodwill	156.6	155.8

Other assets and deferred charges	159.3	176.1
Total assets	$2,195.4	$2,114.7

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities
Accounts payable	$355.0	$283.6
Accrued expenses and other	273.5	285.5
Total current liabilities	628.5	569.1

Long-term debt	964.6	1,010.0
Deferred revenue	97.7	116.0
Postretirement benefits and other long-term liabilities	862.5	887.7
Total liabilities	2,553.3	2,582.8

Stockholders' deficit	(357.9)	(468.1)
Total liabilities and stockholders' deficit	$2,195.4	$2,114.7

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
	(In millions)		(In millions)
Operating activities
Net income	$47.9	$25.3	$84.5	$41.5
Depreciation and amortization	34.9	32.8	68.8	64.4
Other	32.7	27.8	(36.8)	59.0

Net cash flow provided by operating activities	115.5	85.9	116.5	164.9

Purchases of property, plant & equipment	(40.1)	(18.1)	(71.6)	(36.9)
Purchase buyouts of leased equipment	—	(3.4)	—	(7.4)
Proceeds from sales of property, plant & equipment	6.3	0.3	7.8	1.2
Redemption of short-term investments	—	0.2	—	1.6

Net cash flow used in investing activities	(33.8)	(21.0)	(63.8)	(41.5)

Net decrease in long-term debt	(44.1)	(2.0)	(47.4)	(57.5)
Debt issuance costs	(5.3)	—	(5.3)	(2.2)
Repurchase of treasury stock	—	(0.1)	(0.1)	(1.3)
Employee stock option exercises	—	—	4.6	—

Net cash flow provided by (used in) financing activities	(49.4)	(2.1)	(48.2)	(61.0)

Effect of exchange rate changes on cash	0.6	(0.7)	1.2	(1.8)

Net decrease in cash and cash equivalents	32.9	62.1	5.7	60.6

Cash and cash equivalents at beginning of period	217.4	176.6	244.6	178.1

Cash and cash equivalents at end of period	$250.3	$238.7	$250.3	$238.7

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
SUPPLEMENTAL DATA
(Unaudited)
The supplemental data presented below is a reconciliation of certain financial measures which is intended to facilitate analysis of American Axle & Manufacturing Holdings, Inc. business and operating performance.
Earnings before interest expense, income taxes and depreciation and amortization (EBITDA) and adjusted EBITDA(a)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
	(In millions)		(In millions)

Net income attributable to AAM	$49.2	$25.4	$86.9	$41.7
Interest expense	20.5	22.6	41.8	45.3
Income taxes	(0.2)	2.4	1.9	4.4
Depreciation and amortization	34.9	32.8	68.8	64.4

EBITDA	$104.4	$83.2	$199.4	$155.8

Debt refinancing and redemption costs	3.1	—	3	—

ADJUSTED EBITDA	$107.5	$83.2	$202.5	$155.8

Net debt(b) to capital

	June 30, 2011	December 31, 2010
	(In millions, except percentages)

Total debt	$964.6	$1,010.0
Less: cash and cash equivalents	250.3	244.6

Net debt at end of period	714.3	765.4

Stockholders' deficit	(357.9)	(468.1)

Total invested capital at end of period	$356.4	$297.3

Net debt to capital(c)	200.4%	257.5%

Free Cash Flow(d)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
	(In millions)		(In millions)

Net cash provided by operating activities	$115.5	$85.9	$116.5	$164.9
Less: Purchases of property, plant & equipment, net of proceeds from sale of equipment	(33.8)	(17.8)	(63.8)	(35.7)

Free cash flow	$81.7	$68.1	$52.7	$129.2

________________________________________

(a)
We define EBITDA to be earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA excluding the impact of special charges and restructuring costs, including debt refinancing and redemption costs and expenses related to the closure of the Detroit Manufacturing Complex. We believe that EBITDA and adjusted EBITDA are meaningful measures of performance as it is commonly utilized by management and investors to analyze operating performance and entity valuation. Our management, the investment community and the banking institutions routinely use EBITDA, together with other measures, to measure our operating performance relative to other Tier 1 automotive suppliers. EBITDA and adjusted EBITDA should not be construed as income from operations, net income or cash flow from operating activities as determined under GAAP. Other companies may calculate EBITDA and adjusted EBITDA differently.

(b)	Net debt is equal to total debt less cash and cash equivalents.

(c)
Net debt to capital is equal to net debt divided by the sum of stockholders' deficit and net debt. We believe that net debt to capital is a meaningful measure of financial condition as it is commonly utilized by management, investors and creditors to assess relative capital structure risk. Other companies may calculate net debt to capital differently.

(d)
We define free cash flow as net cash provided by operating activities less purchases of property and equipment net of proceeds from sales of assets. We believe free cash flow is a meaningful measures as it is commonly utilized by management and investors to assess our ability to generate cash flow from business operations to repay debt and return capital to our stockholders. Free cash flow is also a key metric used in our calculation of incentive compensation. Other companies may calculate net operating cash flow and free cash flow differently.